Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. (333-11448, 333-103576, 333-102649 and 333-67859) on Form S-8 and Registration Statement Nos. (333-121549 and 333-59059) on Form S-3 of VAALCO Energy, Inc. of our report dated March 4, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations), appearing in Form 10-K of VAALCO Energy, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Houston, Texas

March 4, 2005